Exhibit 99.2
DATATRAK International third quarter 2008 earnings conference call
Thursday, November 6, 2008
Officers
Jeff Green; DATATRAK International, Inc.; CEO
Ray Merk; DATATRAK International, Inc.; CFO
Matt Delaney; DATATRAK International, Inc.; Interim President
Varnesh Sritharan; DATATRAK International, Inc.; Vice President of Legal Affairs
Analysts
Chris Ryder; Lucrum Capital; Analyst
William Heisener; Wachovia; Analyst
Presentation
Operator: Good afternoon, and welcome to the DATATRAK International third quarter 2008 earnings conference call. (OPERATOR INSTRUCTIONS.) Please note this conference is being recorded.
Now, I would like turn over the conference to Dr. Jeff Green. Dr. Green, please go ahead.
Jeff Green: Thank you, Camille. Welcome everyone to our conference call for the third quarter of 2008.
On this call we will discuss five main topics, which are, one, financial results for the third quarter, two, our current cash position, three, a review of the continuing progress being made in the Japanese market with our strategic partner, NTT Data, four, a brief perspective on the business status of DATATRAK which has demonstrated improvement based upon the results of this quarter, largely as a result of the actions we have undertaken over the past six to 12 months. And, lastly, five, a general status report on our strategic options initiative with Healthcare Growth Partners.
As I’m sure everyone is aware, we cannot make any comments or elaborations on this call regarding the pending litigation that has been publicly announced. Thus, I would ask that no one ask any questions related to that topic.
We can now begin with a financial summary on the current quarter, and as usual we will leave plenty of time for Q&A. And I’ll turn it to Ray Merk, our CFO, to go through the financial results.
Ray Merk: Thanks, Jeff. And good afternoon, everyone.

Revenue for the third quarter of 2008 was $2.4 million, which represented a 12% increase over the comparable period a year ago, and was 5% higher than our previous quarter. This represents our third consecutive quarter where revenue has increased compared to the previous quarter.
Gross profit margin for the three months ended September 30th, 2008 was 76% compared to 50% and 60% in the third quarter of last year and the second quarter of this year, respectively.
The significant improvement in margin reflects not only higher revenues, but substantially lower direct costs. Director costs decreased 46% and 37% compared to the third quarter of the prior year and the second quarter of this year, respectively. The closure of the Company’s German office and the consolidation of its Help Desk services into the Cleveland office was a main component of the cost savings.
The actions that we have taken which have been focused on stabilizing our business, produced positive results during the third quarter. The streamlining of our expenses has returned our gross margin to appropriate technology business levels and gives us excellent leverage moving forward.
For the three months ended September 30th, 2008 the Company reported a net loss of $(1,599,000) or $(0.12) per share on a basic and diluted basis. The reported net loss for the comparable period of the prior year was $(3,506,000) or $(0.26) per share on a basic and diluted basis.
I’d like to take a few minutes and walk everyone through our third quarter results. The three months net loss of $(1,599,000) includes a charge of $835,000 related to the company’s exiting of its German office and office equipment leases. The $835,000 represents the fair value of the entire remaining obligation of such leases. In addition, the third quarter includes $234,000 of legal expenses associated with the ongoing litigation.
If we drill down to the business fundamentals of our results, ignoring the accounting treatment for the German leases, ignoring legal costs associated with the ongoing litigation, we would see that our third quarter resulted in a net loss before taxes of only $(530,000).
We are encouraged by the progress we were able to make in the third quarter, and now have a much clearer vision of the path back to profitability than we have had in a long time.
Backlog at the end of the third quarter was $12.5 million and is approximately $12.1 million as of today.
Our cash balance as of September 30th was $2.4 million compared to $4.5 million as of June 30th. The $2.1 million decrease included a number of large unique items which are important to understand.
In September we were required to make a $568,000 tax payment to the German tax authorities. Just this week, $390,000 of the $568,000 was refunded to us as we had anticipated. It is important to understand the $390,000 refunded is not reflected in the September 30th cash balance of $2.4 million.
In addition, during the third quarter we made severance payments totaling $480,000 and refunded $220,000 of upfront fees to a client relating to two large trials which were contracted for in 2007 but cancelled in February of this year. We believe the cancellations were the result of internal client business factors beyond our influence.
To date in 2008 DATATRAK has signed new contracts with this same client for approximately $1.7 million. These three large disbursements during the third quarter made-up approximately $1.3 million of the $2.1 million decrease.
As previously disclosed, we have received two delisting letters from NASDAQ. The first one pertained to our bid price falling below the required $1 minimum and required us to regain compliance prior to December 8th, 2008.
On October 22nd, 2008 we received a follow-up letter from NASDAQ informing us our required date for regaining compliance with the $1.00 minimum bid price had been extended from December 8th, 2008 to March 13th, 2009 as a result of the recent turmoil in the U.S. and world financial markets.
The second delisting letter pertained to noncompliance with NASDAQ’s minimum shareholders equity requirement of $2.5 million. We were required to submit a plan for regaining compliance of the minimum shareholder equity requirement which we did subsequently submit on September 3rd, 2008.
To date, NASDAQ has taken no further action regarding the minimum shareholders equity requirement.
Jeff?
Jeff Green: Thanks, Ray.
I’m going to address some operational statistics and the other items on our agenda. The number of revenue generating trials ongoing during the third quarter was stable at approximately 90 projects.
During the third quarter we added approximately $1.7 million of new backlog as a result of new projects, as well as changes in scope of some current trials.
Evidence supporting the fact that our restructuring efforts have begun to demonstrate success in stabilizing our business status that is contained in today’s results includes an increase in quarterly revenue for the third consecutive quarter and a return to the 75% range gross profit margins that we demonstrated several years ago after getting our cost structures in line from our efforts earlier this year.
These restructurings we accomplished over the past few months with dramatic alterations in our

Management Team and infrastructure have had minimal deleterious affect on our overall ability to deliver successfully on our global business.
We stress the importance of working with DATATRAK is the strength of our platform and is not dependent upon a key individual or set of individuals or geographic locations.
We were pleased to experience no negative impact from the closing of our German office and the relocation of our global help desk services to Cleveland. This was a major effort that assisted in the improvement of our cost structure without any detrimental loss of service capability.
This month we also initiated our eighteenth project with COResearch, a Division of Duke Medical Strategies as they use our unified eClinical platform for cardiac safety and imaging clinical trials.
I’d like to address a little bit now with NTT Data. We are pleased to be able to report that NTT Data continued to make advancements during the third quarter by adding another client for the DATATRAK eClinical platform. We are working closely with NTT Data in the support of all their current and prospective business opportunities in that market.
NTT Data is pursuing multiple additional opportunities at this time, covering a variety of approaches within the clinical trial market in Japan. We hope to be able to give you further updates as these opportunities hopefully transition over to additional business for both NTT and DATATRAK.
I would like to make a few comments on the perspective of our current business status. Given the many challenges DATATRAK has faced and has addressed over the past year and especially because of the manner in which our stock is drastically undervalued in the market, we felt it appropriate to give a proper internal perspective on our business status.
The existing value placed upon DATATRAK by the market has been a great frustration to all at DATATRAK, including for sure our shareholders, as we possess a market enterprise value ranging from $2.5 million to $5 million during the recent weeks, while having a book of business of $12 million and an innovative platform that would take based on historical investments in this market nothing short of $20 million to $30 million to build if one desired a platform that was compliant with appropriate regulations for this sector.
We base our value perspectives on objectivity and facts because it is clear in the marketplace that various perceptions are rampant and promoted by our competitors that question our survivability as a business given the view from the outside.
The results for this third quarter demonstrate that the actions and plans that we have put in place over the past few months have shown early success. We have been working diligently on two fronts. One that approaches our situation with a focus on fundamental blocking and tackling in order to continue to win and deliver on new business and to continue enhancing our product through our rapid development efforts with the release of a new version of the platform in September of this year.

The other front involves evaluating whether or not the best value for DATATRAK’s shareholders would be from a merger or sale of the Company. At this time, we cannot say which pathway will be taken, but we do know that the results of the recent quarter demonstrates that DATATRAK is still very competitive in this market and we are continuing to win business from new and existing customers.
Throughout the past several quarters we have had to deal with many customers with justifiable concerns regarding our financial stability. When viewing our financial statements over the past year and evaluating us for a three-year clinical trial, as an example, such questions are entirely appropriate.
In most cases, we have successfully dealt with these issues, as evidenced by our ability to continue to sign new business. It should be emphasized that the reason why these situations have so much effort placed into such discussions is a testimony as to how much these clients and prospective clients are attracted to our technology.
It is points like this that support our earlier opinion that our stock is drastically undervalued relative to the competitive position in which we exist, which is a direct result of the strength of our platform.
Without a doubt, the greatest challenge we have at this time is to not undersell the value of DATATRAK in any potential transaction. Therefore, we are working on two fronts to maximize the greatest value for our shareholders and secondary to a lot of our team’s hard work, especially that of Ray Merk, Matt Delaney, our Interim President, and Varnesh Sritharan, our Legal Counsel, we are beginning to demonstrate early progress towards that goal.
To give you a summary of where we’re at right now on our strategic options initiative, which we have been working on for several months, as previously outlined, one of our parallel efforts involve the exploration of possible strategic options for DATATRAK in order to maximize shareholder value.
We have been working with our advisors, Healthcare Growth Partners for the past several months on this effort. Through our efforts, we have contacted over 40 companies that we felt might have an interest in our technology and this market space. Out of this process, about six opportunities for a possible transaction have emerged.
These six situations are at differing levels of maturity. We have not reached a conclusion on a front running approach, but we are focused now on maturing all opportunities to the same degree, so that we can decide the best route for DATATRAK.
We cannot be specific at this time on what any of these opportunities are, but they represent all three possibilities of a merger, being acquired, or a going private transaction.
I had mentioned in a previous call that we would have more clarity by the end of October, which we certainly do with these various possible transactions, but it’s also true that given the market turmoil in general the efforts with our initiative have taken a bit longer than would have been the case if the markets were more stable.
This has not been all bad, however, as this time has allowed our more positive results to occur, as exemplified by our third quarter results, which obviously places us in a stronger position.
Those are the end of our comments, and Ray and I would be happy to address any questions that you might have.
Questions and Answers
Operator: (OPERATOR INSTRUCTIONS.)
Our first question comes from Chris Ryder from Lucrum Capital. Please go ahead.
Chris Ryder: Hi. Can you talk about cash, cash burn, and what your breakeven quarterly revenue run rate is necessary to achieve a cash flow breakeven?
Ray Merk: Hey, Chris, it’s Ray Merk here. Hey, on the cash flow, as you know, we don’t give that out here, but what I will do is direct you to our 10-Q filing, which will happen on Monday. We will have updated disclosure in the liquidity and capital section, okay?
Just a couple points, sort of the near term that I’ll address, though. I highlighted today that we had $480,000 of severance payouts in the third quarter. As of September 30th we have a remaining severance obligation of about $227,000, of which I anticipate about $110,000 of that will be payable in the fourth quarter, okay?
And then I also highlighted today the $220,000 refund to the one client. As of September 30th we have no other significant refund obligation like that, okay?
And then as far as on a breakeven point, I think if you look at today’s, just the third quarter results, and if you back out of SG&A the $835,000 for the German lease obligation and really annualize that over four quarters then, I think where you’d come up is approximately somewhere in the $12.5 million of cost standpoint, so that range would probably be in that $11 million to $13 million range of revenue.
Chris Ryder: Necessary to achieve the annual breakeven?
Ray Merk: Correct.
Chris Ryder: Okay.
Ray Merk: Okay?
Chris Ryder: And the other question is when you talk about signing new clients, are you talking about new trials or actual new clients?

Jeff Green: When we say new client, that’s new client, Chris. We added one new client in the third quarter, and we received projects from five existing clients.
Chris Ryder: Okay. Thank you.
Jeff Green: Yes.
Operator: (OPERATOR INSTRUCTIONS.)
Our next question will come from William Heisener from Wachovia. Please go ahead.
William Heisener: Hello, Dr. Green.
Jeff Green: Hi, Bill.
William Heisener: Time schedule on when we’ll hear next about your strategic — you have any idea, it’ll be this year, next year when we might hear about the strategic movement?
Jeff Green: We don’t know which pathway we’ll go down, but we’re maturing the six opportunities so that we can evaluate it as a Board sometime in early December. We don’t know what pathway we’ll go down but we think those six are, after our efforts over the past several months, are the ones that we have a good opportunity to take a look at, so our challenge right now is to get them all to the definitive terms stage of what they’re thinking about and then we’ll decide as a Board what the best thing to do is.
William Heisener: So we wouldn’t expect to hear from you until January, if then?
Jeff Green: I don’t want to speculate on timeframe because I don’t have all the terms that come in from the folks. Some of them could be quicker than others, so I just don’t want to pin a date down.
William Heisener: Thank you.
Jeff Green: Yes.
Operator: (OPERATOR INSTRUCTIONS.)
Dr. Green, we show no further questions at this time.
Jeff Green: Okay. Well, Camille, thank you very much, and thank you, everyone, for attending. We’ll talk to you in the near future. Thank you.
Operator: Thank you. That does conclude today’s conference call. Thank you for your participation. You may now disconnect.